Independent Auditors' Consent

American Century Mutual Funds, Inc.:

We consent to the use in Post-Effective Amendment No. 78 to Registration Statement No. 2-14213 of our reports dated November 26, 1997 and December 3, 1997, included in the Annual Reports to Shareholders of the respective Funds for the year ended October 31, 1997, and incorporated by reference in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the caption "Financial Highlights" appearing in the Prospectuses, which also are a part of such Registration Statement.



/s/Deloitte & Touche LLP

Kansas City, Missouri
February 24, 1998